Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Second Quarter and First Six Months 2019 Results

ORLANDO, FL, Aug. 6, 2019 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the second quarter and first six months of fiscal year 2019.

Second Quarter 2019 Highlights

•	Attendance increased by 0.8%, to 6.5 million guests from the second quarter of 2018.
•	Total revenue increased by 3.6%, to $406.0 million from the second quarter of 2018.
•	Net income increased by 132.0%, to $52.7 million from the second quarter of 2018.
•	Adjusted EBITDA[1] increased by 22.7% to $149.7 million from the second quarter of 2018.

First Six Months 2019 Highlights

•	Attendance increased by 1.7%, to 9.8 million guests from 2018.
•	Total revenue increased by 2.9%, to $626.6 million from 2018.
•	Net income was $15.6 million, compared to a net loss of $40.1 million in 2018.
•	Adjusted EBITDA increased by 33.6%, to $166.1 million from 2018.

Other Highlights

•	As previously announced, the Company repurchased approximately 5.6 million shares of common stock in the second quarter of 2019.
•	The Company announced an increase in its authorization to buy back shares to $250 million.
•	In the second quarter of 2019, the Company helped rescue over 780 animals and surpassed 35,000 total rescues over its history.

“We are pleased to report another strong quarter of financial results and continued progress towards our 2020 Adjusted EBITDA goal of $475 million to $500 million,” said Gus Antorcha, Chief Executive Officer of SeaWorld Entertainment, Inc.  “Our second quarter net income of over $52 million and Adjusted EBITDA of over $149 million and our trailing twelve-month net income of over $100 million and Adjusted EBITDA of over $443 million were record-setting results that were driven by both revenue growth and our cost efficiency initiatives.”

“As you know, we featured a new ride, attraction and/or event at almost all of our parks this year and guest reception has been positive,” continued Antorcha.  “Our exciting summer events are currently in full swing including our one-of-a-kind Sesame Parade in Orlando, San Diego and San Antonio, our award winning Electric Ocean event at each of our SeaWorld parks and our Summer Nights event at each of our Busch Gardens parks, giving our guests even more reasons to visit.”

“While we are pleased with our second quarter and first six months results, we have the opportunity to do a lot better,” continued Antorcha.  “We will continue to refine our pricing and marketing strategies to drive revenue, improve operating efficiencies and increase operating margins and we are confident we will deliver the significantly improved financial results this Company is capable of achieving.”

Second Quarter 2019 Results

In the second quarter of 2019, the Company hosted approximately 6.5 million guests, generated total revenues of $406.0 million, net income of $52.7 million and Adjusted EBITDA of $149.7 million. Net income includes approximately $4.3 million of pre-tax expenses associated with a previously announced equity transaction and approximately $0.1 million of pre-tax expenses associated with restructuring and other separation-related costs.  Net income in the second quarter of 2018 includes approximately $8.7 million of pre-tax expenses associated with separation-related costs and a legal settlement accrual recorded in the second quarter of 2018.

[1]

This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

The Company believes attendance in the second quarter was positively impacted by a calendar shift, related primarily to the later timing of Easter and spring break in 2019, as well as a continuation of and refinement of its pricing, marketing and communication strategies, and the positive reception of its new rides and compelling attractions and events. These factors were offset, largely by unfavorable weather at most of its parks, particularly in the month of June.  Revenue was positively impacted by improved in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance), an overall increase in attendance, and an increase in admission per capita (defined as admissions revenue divided by total attendance). Adjusted EBITDA was positively impacted by an increase in total revenue and the realization of cost savings initiatives.

	Three Months Ended June 30,		Change
	2019	2018	%
(In millions, except per share and per capita amounts)
Total revenues	$406.0	$391.9	3.6%
Net income	$52.7	$22.7	132.0%
Earnings per share, diluted	$0.64	$0.26	146.2%
Adjusted EBITDA	$149.7	$122.0	22.7%
Net cash provided by operating activities	$129.7	$106.5	21.8%
Attendance	6.5	6.4	0.8%
Total revenue per capita	$62.82	$61.10	2.8%
Admission per capita	$35.25	$35.21	0.1%
In-Park per capita spending	$27.57	$25.90	6.4%

First Six Months 2019 Results

In the first six months of 2019, the Company hosted approximately 9.8 million guests and generated total revenues of $626.6 million, net income of $15.6 million and Adjusted EBITDA of $166.1 million. Net income includes approximately $4.3 million of pre-tax expenses associated with a previously announced equity transaction and $2.6 million of pre-tax expenses associated with restructuring and other separation-related costs.  Net income in the first six months of 2018 includes approximately $30.2 million of pre-tax expenses associated with separation-related costs and legal settlement accruals recorded in the first half of 2018.

The Company believes the improved attendance results from a combination of factors including, its refined pricing, marketing and communication strategies and the positive reception of its new rides and compelling attractions and events, along with a favorable calendar shift. These factors were largely offset by unfavorable weather during the period at several of its parks, particularly in the month of June.  Revenue was positively impacted by the increases in attendance and in-park per capita spending partially offset by lower admission per capita. Among other factors, the decline in admission per capita primarily results from the continued implementation of new pricing strategies.  Adjusted EBITDA was positively impacted by an increase in total revenue and the realization of cost savings initiatives.

	Six Months Ended June 30,		Change
	2019	2018	%
(In millions, except per share and per capita amounts)
Total revenues	$626.6	$609.1	2.9%
Net income (loss)	$15.6	$(40.1)	NM
Earnings (loss) per share, diluted	$0.19	$(0.47)	NM
Adjusted EBITDA	$166.1	$124.3	33.6%
Net cash provided by operating activities	$167.4	$126.8	32.0%
Attendance	9.8	9.6	1.7%
Total revenue per capita	$63.92	$63.20	1.1%
Admission per capita	$36.39	$36.92	(1.4%)
In-Park per capita spending	$27.53	$26.28	4.8%

Share Repurchases

As previously announced, during the second quarter of 2019, the Company repurchased approximately 5.6 million shares of common stock. All of the repurchased common stock were held as treasury shares at June 30, 2019.  On August 2, 2019, the Company’s Board of Directors approved a replenishment to its previously authorized share repurchase program.  The Company now has approximately $250.0 million available for future repurchases under its share repurchase program.

Debt and Liquidity

As of June 30, 2019, the Company’s total leverage ratio2 as calculated under the Senior Secured Credit Facilities was 3.55 to 1.00.

Conference Call

The Company will hold a conference call today, Tuesday, August 6, 2019 at 9 a.m. Eastern Time to discuss its second quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on August 6, 2019 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the Company’s third quarter 2019 earnings conference call.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 6, 2019 through 11:59 p.m. Eastern Time on August 13, 2019 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10133253.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. However, the Company has not reconciled the forward-looking Adjusted EBITDA long-term goal included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the Company’s business and the high variability, complexity and low visibility with respect to amounts for disposition of assets, income taxes and other expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 35,000 animals in need over the last 55 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 55-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

[2]

The Company’s total leverage ratio as of June 30, 2019 is calculated by dividing total net debt by the last twelve months Adjusted EBITDA plus $12.5 million of estimated cost savings (based on certain specified actions the Company has taken, including restructuring and cost savings initiatives, which are permitted to be added back to twelve-month Adjusted EBITDA under the Company’s Amended Credit Agreement) (see accompanying tables).

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the Company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; any adverse judgments or settlements resulting from legal proceedings as well as risks relating to audits, inspections and investigations by, or requests for information from, various federal and state regulatory agencies; cyber security risks and the failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to our websites or information technology; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Suzanne Pelisson Beasley

Manager, Corporate Communications

Suzanne.Pelisson-Beasley@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2019	2018	$	%	2019	2018	$	%
Net revenues:
Admissions	$227,828	$225,806	$2,022	0.9%	$356,741	$355,809	$932	0.3%
Food, merchandise and other	178,164	166,115	12,049	7.3%	269,826	253,278	16,548	6.5%
Total revenues	405,992	391,921	14,071	3.6%	626,567	609,087	17,480	2.9%
Costs and expenses:
Cost of food, merchandise and other revenues	32,006	31,899	107	0.3%	49,219	48,950	269	0.5%
Operating expenses (exclusive of depreciation and amortization shown separately below)	170,398	190,100	(19,702)	(10.4%)	320,283	345,573	(25,290)	(7.3%)
Selling, general and administrative expenses	67,205	71,003	(3,798)	(5.3%)	109,969	134,527	(24,558)	(18.3%)
Restructuring and other separation costs (a)	66	3,691	(3,625)	(98.2%)	2,632	12,526	(9,894)	(79.0%)
Depreciation and amortization	40,053	40,018	35	0.1%	79,503	78,448	1,055	1.3%
Total costs and expenses	309,728	336,711	(26,983)	(8.0%)	561,606	620,024	(58,418)	(9.4%)
Operating income (loss)	96,264	55,210	41,054	74.4%	64,961	(10,937)	75,898	NM
Other (income) expense, net	(79)	(42)	(37)	(88.1%)	(52)	21	(73)	NM
Interest expense	21,803	20,561	1,242	6.0%	42,600	40,474	2,126	5.3%
Income (loss) before income taxes	74,540	34,691	39,849	114.9%	22,413	(51,432)	73,845	NM
Provision for (benefit from) income taxes	21,889	11,994	9,895	82.5%	6,782	(11,285)	18,067	NM
Net income (loss)	$52,651	$22,697	$29,954	132.0%	$15,631	$(40,147)	$55,778	NM
Earnings (loss) per share:
Earnings (loss) per share, basic	$0.65	$0.26			$0.19	$(0.47)
Earnings (loss) per share, diluted	$0.64	$0.26			$0.19	$(0.47)

Weighted average common shares outstanding:
Basic	81,520	86,399			82,432	86,305
Diluted (b)	82,167	86,885			83,216	86,305

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change		Last Twelve Months Ended June 30,
	2019	2018	$	%	2019	2018	$	%	2019
Net income (loss)	$52,651	$22,697	$29,954	132.0%	$15,631	$(40,147)	$55,778	NM	$100,566
Provision for (benefit from) income taxes	21,889	11,994	9,895	82.5%	6,782	(11,285)	18,067	NM	35,982
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	—	—	—	—	—	—	—	8,150
Interest expense	21,803	20,561	1,242	6.0%	42,600	40,474	2,126	5.3%	83,040
Depreciation and amortization	40,053	40,018	35	0.1%	79,503	78,448	1,055	1.3%	162,010
Equity-based compensation expense (d)	4,084	5,892	(1,808)	(30.7%)	7,282	13,437	(6,155)	(45.8%)	15,997
Loss on impairment or disposal of assets and certain non-cash expenses (e)	683	7,256	(6,573)	(90.6%)	792	7,651	(6,859)	(89.6%)	12,003
Business optimization, development and strategic initiative costs (f)	3,884	7,469	(3,585)	(48.0%)	8,992	18,934	(9,942)	(52.5%)	19,518
Certain transaction and investment costs and other taxes (g)	4,412	236	4,176	NM	4,462	415	4,047	NM	7,400
Other adjusting items (h)	215	5,858	(5,643)	(96.3%)	46	16,352	(16,306)	(99.7%)	(1,576)
Adjusted EBITDA (i)	$149,674	$121,981	$27,693	22.7%	$166,090	$124,279	$41,811	33.6%	$443,090
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (j)									12,500
Adjusted EBITDA, after cost savings (k)									$455,590

Prior to the Amended Credit Agreement, the credit agreement governing the Company’s Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (f) and (h) below.  The following table reconciles the Adjusted EBITDA calculation as previously defined prior to the Amended Credit Agreement to the Adjusted EBITDA calculation as defined in the Amended Credit Agreement.  This table is presented as supplemental information only:

	For the Three Months Ended	For the Six Months Ended
	June 30, 2018	June 30, 2018
Adjusted EBITDA (as previously defined)	$117,619	$117,502
Certain expenses over previous credit agreement limit (f)	3,934	3,934
Taxes related to other adjusting items not previously added back (h)	428	2,843
Adjusted EBITDA (as defined in the Amended Credit Agreement)	$121,981	$124,279

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2019	2018	$	%	2019	2018	$	%
Net cash provided by operating activities	$129,698	$106,497	$23,201	21.8%	$167,386	$126,814	$40,572	32.0%
Capital expenditures	64,801	51,550	13,251	25.7%	112,738	97,372	15,366	15.8%
Free Cash Flow (l)	$64,897	$54,947	$9,950	18.1%	$54,648	$29,442	$25,206	85.6%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2019	As of December 31, 2018
Cash and cash equivalents	$43,601	$34,073
Total assets (m)	$2,296,134	$2,115,602
Long-term debt, including current maturities:
Term B-5 Loans	1,515,636	1,523,389
Revolving Credit Facility	145,000	30,000
Total long-term debt, including current maturities	$1,660,636	$1,553,389
Total stockholders’ equity	$131,548	$265,194

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Six Months Ended June 30,		Change
	2019	2018	#	%
Capital Expenditures:
Core (n)	$100,271	$96,111	$4,160	4.3%
Expansion/ROI projects (o)	12,467	1,261	11,206	NM
Capital expenditures, total	$112,738	$97,372	$15,366	15.8%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2019	2018	#	%	2019	2018	#	%
Attendance	6,463	6,414	49	0.8%	9,802	9,638	164	1.7%
Total revenue per capita (p)	$62.82	$61.10	$1.72	2.8%	$63.92	$63.20	$0.72	1.1%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.  For the three and six months ended June 30, 2018 primarily relates to severance and other employment expenses for certain executives whose employment terminated during the first half of 2018.

(b)  During the three and six months ended June 30, 2019, there were 407,000 and 253,000 anti-dilutive shares of common stock excluded from the computation of diluted earnings per share, respectively, and approximately 2,023,000 during the three months ended June 30, 2018.  During the six months ended June 30, 2018, there were approximately 3,882,000 potentially dilutive securities excluded from the computation of diluted loss per share, as their effect would have been anti-dilutive due to the Company’s net loss in that period.

(c) Reflects the write-off of $8.2 million in debt issuance costs incurred on the Term B-5 Loans during the twelve months ended June 30, 2019.

(d) Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the three and six months ended June 30, 2018 includes approximately $1.0 million and $5.5 million, respectively, related to equity awards which were accelerated to vest in connection with the departure of certain executives, as required by their respective employment agreements.

(e) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals and impairments.  For the three and six months ended June 30, 2018 and for the twelve months ended June 30, 2019, primarily reflects asset write-offs related to certain rides and equipment which were removed from service.

(f) For the three and six months ended June 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.6 million and $5.9 million, respectively, of third party consulting costs and (ii) $0.1 million and $2.6 million, respectively, of severance and other employment costs associated with positions eliminated.

For the three and six months ended June 30, 2018, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.7 million and $12.5 million, respectively, of severance and other employment costs associated with the departure of certain executives during the first quarter and second quarter of 2018; (ii) $3.4 million and $5.4 million, respectively, of third party consulting costs; and (iii) $0.4 million and $1.0 million, respectively, of product and intellectual property development costs.

For the twelve months ended June 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $11.3 million of third party consulting costs and (ii) $7.5 million of severance and other employment costs which includes costs associated with the departure of certain executives during 2018 and other costs related to restructuring programs.

Prior to the Amended Credit Agreement, due to limitations under the credit agreement governing the Company’s Senior Secured Credit Facilities, the amount which the Company was able to add back to Adjusted EBITDA for these costs, was limited to $15.0 million in any fiscal year. As such, the Adjusted EBITDA calculation for the three and six months ended June 30, 2018 previously reported did not reflect approximately $3.9 million of related costs due to these limitations.

(g) For the three, six and twelve months ended June 30, 2019, includes approximately $4.3 million relating to expenses associated with the previously disclosed transfer of shares and related transactions. For the twelve months ended June 30, 2019, also includes a loss of approximately $2.8 million relating to expenses incurred and fees associated with the termination of an agreement.

(h) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain legal matters, which the Company is permitted to exclude under the credit agreement governing the Company’s Senior Secured Credit Facilities due to the unusual nature of the items.  For the three and six months ended June 30, 2018, also includes $4.0 million and $12.1 million, respectively, related to legal settlements.

Prior to the Amended Credit Agreement, these items were excluded on an after-tax basis only, as such, the Adjusted EBITDA calculation for the three and six months ended June 30, 2018 previously reported did not reflect related taxes of approximately $0.4 million and $2.8 million, respectively.

(i) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities. The Adjusted EBITDA presentation for the prior periods has been changed to conform with the current period presentation.  In particular, the Adjusted EBITDA calculation was changed to conform with the changes made to its definition in the Amended Credit Agreement.  Prior to the Amended Credit Agreement, the credit agreement governing the Company’s Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (f) and (h) above.

(j) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net income (loss).  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings. Prior to the Amended Credit Agreement, the credit agreement limited the amount of such estimated savings which could be reflected in the calculation of Adjusted EBITDA to $10.0 million for any four consecutive fiscal quarters calculated as the amount the Company expected to realize over the following twelve month period.

(k) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (j) above.

(l) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(m) Total assets as of June 30, 2019 includes the impact from the adoption of Accounting Standards Codification (“ASC”) 842, Leases, which required right of use assets associated with the Company’s leases to be recorded on the balance sheet.  Right of Use Assets–Operating Leases of approximately $144.6 million are included in total assets as of June 30, 2019.

(n) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(o)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(p) Calculated as total revenues divided by attendance.